Exhibit 10.17

EMPLOYMENT AGREEMENT

By and Between

GRUBB & ELLIS COMPANY

and

ROBERT H. OSBRINK

December 12, 2001

TABLE OF CONTENTS

1. EMPLOYMENT	1

2. DUTIES AND RESPONSIBILITIES OF EXECUTIVE	1

3. COMPENSATION	2

4. BENEFITS	4

5. TERM OF EMPLOYMENT	4

6. CONFIDENTIALITY	4

7. NON-COMPETITION, NON-SOLICITATION	6

8. TERMINATION	6

9. VIOLATION OF OTHER AGREEMENTS	7

10. SPECIFIC PERFORMANCE; DAMAGES	8

11. NOTICES	8

12. WAIVERS	8

13. PRESERVATION OF INTENT	9

14. ENTIRE AGREEMENT	9

15. INUREMENT, ASSIGNMENT	9

16. AMENDMENT	9

17. HEADINGS	9

18. COUNTERPARTS	9

19. GOVERNING LAW; DISPUTES	9

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 12, 2001, by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 55 East 59th Street, New York, New York 10022 (the “Company”), and ROBERT H. OSBRINK, an individual residing at 10891 Paddock Lane, Santa Ana, CA 92705 (“Executive”).

W I T N E S S E T H:

     WHEREAS, the Company desires to employ Executive and Executive desires to provide Executive’s exclusive services to the Company in connection with the Company’s business; and

     WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Executive’s continued employment.

     NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

1.	Employment

     The Company hereby employs Executive as Regional Managing Director of the Company’s southwest region, and Executive hereby accepts such exclusive employment and agrees to render Executive’s exclusive services as an employee of the Company, for the term of this Agreement (as set forth in Section 5 below), all subject to and on the terms and conditions herein set forth.

2.	Duties and Responsibilities of Executive

     Executive shall be exclusively employed as a Executive Vice President, Regional Managing Director, and Executive agrees to provide Executive’s exclusive services to the Company, subject to the other provisions of this Section 2. Executive’s responsibilities and duties shall be commensurate with his position and, in connection therewith, Executive shall be responsible for the management of the Company’s operations in the southwest region in the business engaged, or proposed to be engaged, in by the Company. In the performance of his duties, Executive shall report to the Company’s Chief Operating Officer or his designee. Executive shall use Executive’s best efforts to maintain and enhance the business and reputation of the Company and shall perform such other duties commensurate with Executive’s position as may, from time to time, be designated to Executive by the Chief Operating Officer or his designee. Executive shall be available to travel, as the reasonable needs of the Company shall require. Executive’s principal place of employment shall be within a fifty (50) mile radius of Los Angeles, California.

3.	Compensation

          (a) In consideration for Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Two Hundred Sixty Thousand Dollars ($260,000) per annum for the first year of the Term (as hereinafter defined). Executive will be eligible to receive a performance-based increase in the Base Salary for each year of the Term. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

          (b) In addition to the Base Salary, Executive shall receive an annual discretionary bonus (“Discretionary Bonus”) of up to 20% of the Base Salary. The Discretionary Bonus shall be based upon the performance of the Executive, the Company and the southwest region of goals to be established annually by the Chief Operating Officer of the Company within three (3) months of the commencement of each year of the Term as defined in Section 5 herein. Whether the Discretionary Bonus has been earned is at the sole discretion of the Company and its Chief Operating Officer or his designee.

          (c) In addition to the Base Salary, Executive shall receive a percentage override on the gross revenues (“Revenue Incentive”) recorded in the southwest region for the transaction services, third party property management services, facilities management services, business services, consulting services, and any other business lines to which the Executive has been assigned responsibility. The Revenue Incentive percentages shall be determined within three (3) month of the commencement of each year of the Term; provided the calendar year budget has been approved by the Company’s Board of Directors.

          (d) In addition to Base Salary, Executive shall receive an annual profitability bonus (“Profitability Bonus’) as follows:

RETURN ON REVENUE PERCENTAGE	PROFITABILITY BONUS

Regional net income return-on-revenue[1] percentage at the approved calendar year budgeted level.	35% of Base Salary

For every two percentage points above the budgeted return-on-revenue percentage.	Profitability Bonus will increase by 20% of the 35% of Base Salary

For every two percentage points below the budgeted return-on-revenue percentage.	Profitability Bonus will decrease by 20% of the 35% of Base Salary

For -return-on-revenue percentage below 0%	No Profitability Bonus

     1Net income return-on-revenue for a region means gross revenue less total participation, total operating expenses, internal allocations, depreciation, amortization and interest expense, divided by gross revenue.

     The return-on-revenue percentage target shall be communicated to Executive by the Company’s Chief Operating Officer or his designee by the later of a date within one (1) month of the commencement of each year of the Term; or within one week of the date that the calendar year budget has been approved by the Company’s Board of Directors.

          (e) Minimum Compensation. Notwithstanding the above provisions, for the first year of the Term, the Executive will receive the greater of (i) Base Salary plus a discretionary bonus of up to 80% of Base Salary, or (ii) Compensation calculated as set forth under paragraphs (a), (b), (c) and (d) of this paragraph. Compensation hereunder is referred to as “Minimum Compensation.” The performance goals required to earn the discretionary bonus component of the Minimum Compensation shall be based upon the performance of the Executive and the southwest region of goals to be established by the Chief Operating Officer of the Company within three (3) months of the commencement of the Term.

          (f) 50% of the budgeted Revenue Incentive and Profitability Bonus shall be payable in the semi-monthly payroll. The Discretionary Bonus, and the remaining 50% of each of the Revenue Incentive and Profitability Bonus (collectively “Incentives”) shall be payable within ninety (90) days after December 31st of the year to which the Incentives are applicable in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. The Incentives payable hereunder shall be prorated by reference to the days of the twelve-month period ending December 31st during which Executive was employed by the Company.

          (g) Effective upon the later to occur of (i) the commencement of Executive’s employment and (ii) approval of the grant of the Option (as defined below) by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, as applicable, the Company shall grant Executive a stock option (the “Option”) to purchase an aggregate of seventy thousand (70,000) shares of the Company’s common stock, $.0l par value per share (the “Common Stock”), at an exercise price, pursuant to the terms of applicable Company stock option plan (the “Plan”), equal to the closing price of the Common Stock on the New York Stock Exchange on the trading day next preceding the date of grant. The terms of the Option shall be set forth in an agreement between the Company and Executive, which shall reflect the terms hereof and the terms and conditions set forth in the Company’s standard form of option agreement (the “Option Agreement”). The Option shall become exercisable twenty-five percent (25%) one year from the date of grant, twenty-five percent (25%) two years from the date of grant, twenty-five percent (25%) three years from the date of grant, and the remaining twenty-five percent (25%) four years from the date of grant and shall expire ten (10) years after the date of grant. In addition, at the discretion of the Administrator (as defined in the Plan), the Executive may receive further grants of stock options, subject to the terms of the Company’s stock option plans.

          (h) The compensation program for Executive applicable after the first year of the Term of this Agreement (as defined in Section 5 below) is subject to change at the discretion of the Chief Operating Officer or the Chief Executive Officer of the Company.

4.	Benefits

          (a)   In addition to the Base Salary and the Bonus Compensation provided for in Section 3 hereof, during the Term Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements, generally made available by the Company to similar executives, subject to or on a basis consistent with the terms (including eligibility terms), conditions and overall administration of such plans or arrangements; PROVIDED, that such plans and arrangements are made available at the discretion of the Company and nothing in this Agreement establishes any right of the Executive to the availability or continuance of any such plan or arrangement that is not generally made available to other similar executives. The Company reserves the right to modify or terminate one or more of its employee benefits plans at any time.

          (b)   Executive shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company’s business, provided that such expenses are (i) pre-approved by the Company if not in accordance with the Company’s policies, and (ii) adequately documented and vouchered in accordance with the Company’s policies.

5.	Term of Employment

     The term (the “Term”) of Executive’s employment hereunder shall commence on January 1, 2002 and shall expire three (3) years thereafter, unless terminated prior thereto in accordance with Section 8 hereof. Upon expiration of the Term, unless his employment has been terminated earlier, Executive’s employment with the Company shall continue under an at-will relationship, wherein either the Company or the Executive may terminate the employment relationship at any time, for any or no reason.

6.	Confidentiality

          (a) Executive agrees and covenants that, at any time during which Executive is employed by the Company (which, for purpose of this Section 6 shall include the Company’s subsidiaries and affiliates) or thereafter, Executive will not (without first obtaining the express permission of the Company) (i) at any time during employment by the Company or thereafter, divulge to any person or entity, nor use other than in connection with the Company’s business (either by Executive or in connection with any business) any “Confidential Information” (as hereinafter defined in Section 6(c) hereof) and (ii) at any time during employment by the Company or thereafter, divulge to any person or entity, nor use (either by Executive or in connection with any business) any “Trade Secrets” (as hereinafter defined in Section 6(c) hereof) to which Executive may have had access or which had been revealed to Executive during the course of Executive’s employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency, but only after no less than ten (10) days prior consultation with the Company.

          (b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports (collectively, “Inventions”) which Executive may develop during the period Executive is employed under this Agreement (either during regular business hours or otherwise) relating to the fields in which the Company may then be engaged shall belong to the Company; and Executive shall disclose the Inventions to the Company and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

          (c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data in respect of the Company’s operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks, tradenames, tradedress and copyrights) which may be communicated to Executive or to which Executive may have access in the course of Executive’s employment by the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which:

(i)	is, at the time of the disclosure, a part of the public domain through no act or omission by Executive; or

(ii)	is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company.

     As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term “trade secrets” includes all information protectible as “trade secrets” under applicable law.

     Nothing in this Section 6 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

     (d)  Executive agrees that at the time of leaving the employ of the Company Executive will deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of the Company (except Executive’s personal files and records) or relating to any employee, officer, director, agent or representative of the Company.

7.	Non-Competition; Non-Solicitation

          (a) Executive hereby agrees and covenants that during the period of Executive’s employment with the Company, Executive will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by the Company (which, for purposes of this Section 7 shall include the Company’s subsidiaries and affiliates) during the period of Executive’s employment with the Company (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 7(a)).

          (b) Executive agrees and covenants that for the period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company) directly or indirectly divert or attempt to divert from the Company any business of any kind in which the Company or its subsidiaries or affiliates is engaged; provided, however, that the foregoing shall not prevent Executive from doing business with the Company’s customers and clients during the Limited Period.

          (c) Executive agrees and covenants that for the Limited Period, Executive will not (without first obtaining the written permission of the Company) directly or indirectly, recruit for employment or other association, or induce or seek to cause such person to terminate his or her employment or association with the Company, any person who then is an employee of, or a real estate professional or consultant associated with, the Company.

8.	Termination

          (a) Cause. Notwithstanding the terms of this Agreement, the Company may discharge Executive and terminate this Agreement for cause (“Cause”) in the event (i) of Executive’s willful and repeated refusal to materially perform his duties hereunder with reasonable diligence or to follow a lawful directive of the Company commensurate with the Executive’s position, in each such case, after specific written notice and a reasonable opportunity to cure (other than a failure or refusal resulting from Executive’s incapacity), (ii) Executive’s commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in gross reckless conduct that the Company in good faith reasonably determines will have a material adverse affect on the business, assets, properties, results of operations or financial condition of the Company, (iv) Executive shall be convicted of a felony or shall plead nolo contendere in respect thereof, or (v) Executive engages in any other criminal conduct that is injurious to the Company; provided, however, that failure to achieve business development or profitability goals shall not, in and of itself, be deemed Cause for termination of the Executive’s employment. In the event Executive is discharged pursuant to this Section 8(a), (i) Executive’s Base Salary, Incentives, Minimum Compensation and all benefits under Section 4 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and (ii) the Company shall have no further obligations to Executive except for payment and reimbursement to Executive for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (b) Incapacity. Should Executive become incapacitated to the extent that Executive is unable to perform Executive’s duties pursuant to this Agreement, with or without reasonable accommodation, for a period of more than one hundred twenty (120) days in any twelve (12) month period by reason of illness, disability or other incapacity, the Company may terminate this Agreement upon one month’s notice at any time after said one hundred twenty (120) day period and the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge.

          (c) Death. This Agreement shall terminate immediately upon the death of Executive in which case the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies due to Executive which right to payment or reimbursement accrued prior to Executive’s death.

          (d) Termination Without Cause. The Company may terminate Executive’s employment with the Company without Cause (as defined in Section 8(a) above) at any time, upon written notice to Executive, and Executive shall receive upon such termination (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, and (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of six (6) months following the date of such termination or through the end of the Term, whichever period is shorter.

9.	Violation of Other Agreements

     Executive represents and warrants to the Company that Executive is legally able to enter into this Agreement and accept employment with the Company; that Executive is not prohibited by the terms of any agreement, understanding, law or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding, law or policy to which Executive is or may be a party, or by which Executive may be bound or subject; and that Executive is under no physical or mental disability that would hinder the performance of Executive’s duties under this Agreement. Executive agrees that, as it is a material inducement to the Company that Executive make the foregoing representations and warranties and that they be true in all respects, Executive shall forever indemnify and hold the

Company harmless from and against all liability, costs or expenses (including attorney’s fees and disbursements) on account of the foregoing representations being untrue.

10.	Specific Performance; Damages

     In the event of a breach or threatened breach of the provisions of Sections 6 or 7 hereof, Executive agrees that the injury which could be suffered by the Company (which for purposes of this Section 10 shall include the Company’s successor-in-interest, subsidiaries and affiliates) would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach or threatened breach of Sections 6 or 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including but not limited to issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages. In addition to, and not in limitation of the foregoing, Executive understands and confirms that, in the event of a breach or threatened breach of Sections 6 or 7 hereof, Executive may be held financially liable to the Company for any loss suffered by the Company as a result.

11.	Notices

     Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

     In the case of the Company, with a copy simultaneously by like means, to:

Chief Legal Officer
Grubb & Ellis Company
2215 Sanders Road, Suite 400
Northbrook, Illinois 60062

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

12.	Waivers

     No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

13.	Preservation of Intent

     Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Company and Executive agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

14.	Entire Agreement

     This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, including, without limitation, the Company’s Executive Change of Control Plan and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

15.	Inurement; Assignment

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Executive hereunder shall be transferable or assignable by Executive.

16.	Amendment

     This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

17.	Headings

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.	Counterparts

     This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

19.	Governing Law; Disputes

     This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in New York, New York. The arbitration proceeding shall be conducted in New York, New York by a single arbitrator in accordance with the Expedited Procedures of the Employment Dispute Resolution Rules required by the arbitrator. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. The prevailing party in any such arbitration shall be entitled to all reasonable attorneys’ fees and expenses incurred in connection with such arbitration.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXECUTIVE:

/s/ Robert H. Osbrink

Robert H. Osbrink

COMPANY:

GRUBB & ELLIS COMPANY

By:	/s/ Mark R. Costello

Name: Mark R. Costello
Title: Chief Operating Officer

FIRST AMENDMENT TO EMPLOYMENT
AGREEMENT

     This First Amendment to the Employment Agreement (“Amendment”) is entered into as of August 16, 2002 by and between Robert H. Osbrink (“Executive”) and Grubb & Ellis Company, a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement (as defined below).

     WHEREAS, an Employment Agreement was entered into between Executive and the Company dated December 12, 200l (the “Agreement”); and

     WHEREAS, Executive and the Company desire to amend the Agreement and modify certain of its terms.

     NOW THEREFORE, in consideration of each party’s undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

     1.     Compensation. All Sub Paragraphs of Paragraph 3 of the Agreement, except g, shall be replaced in their entirety to read as follows

          (a) Base Salary. In consideration of Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Five Hundred Thousand Dollars ($500,000.00) per annum beginning August 16, 2002, and effective January 1, 2003, Five Hundred Fifty Thousand Dollars ($550,000.00) for the remainder of the Term. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

          (b) In addition to the Base Salary, Executive shall receive annual bonus compensation (“Bonus Compensation”) based upon the performance of both the Executive and the Company of goals to be established by the Chief Executive Officer of the Company, in consultation with the Executive, within three (3) months of the Executive’s commencement of employment. All Bonus Compensation shall be payable after December 31st of the year to which the Bonus Compensation is applicable in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. Bonus Compensation payable hereunder shall be prorated by reference to the days of the period ending December 31st during which Executive was employed by the Company. The Executive understands and agrees that no assurances have been made to him of any particular amount of bonus to be paid, if any, all Bonus Compensation being within the absolute discretion of the Company.

     Terms of Payment. The award of the Discretionary Bonus and the determination of whether the Discretionary Bonus has been earned are at the sole discretion of the Company and its Chief Executive Officer or his/her designee.

     The Discretionary Bonus, once it is awarded, shall be payable in one lump sum within three months after each calendar year Earning Period, provided, that, it is a condition of payment that Executive shall have been continuously employed by the Company through the date of payment of the Discretionary Bonus. The Discretionary Bonus shall be paid in one lump sum, subject to all applicable withholding and deductions, in accordance with the Company’s customary payroll and bonus payment practices. Executive understands and agrees that no assurances have been made to him of any particular amount of Discretionary Bonus to be paid, if any, Discretionary Bonuses being within the absolute discretion of the Company. The Executive must be continuously employed to the date of payment to receive the bonus payment, if any.

     Prior Provisions Unamended for Periods Prior to January 1, 2003. The terms of the Agreement related to Bonus Compensation payable for Earning Periods prior to January 1, 2003 shall remain in full force and effect.

     2.     Termination Without Cause.

     Subsection (d) of Paragraph 8 of the Agreement is hereby amended to read in its entirety as follows:

“Termination Without Cause. The Company may terminate the Executive’s employment with the Company without Cause (as defined in Section 8(a) above) at any time, upon written notice to Executive, and Executive shall receive upon such termination (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, and (ii) Base Salary in semi-monthly installments in accordance with the Company’s customary payroll practices for a period of twelve (12) months following the date of such termination or through the end of the Term, whichever period is shorter, less withholding taxes and customary payroll deductions. Delivery to Executive of the payments set forth in the foregoing subparagraph (ii) are subject to the Company’s receipt of a full release of all claims in form satisfactory to the Company.”

     3.     No Other Modifications. Except as modified above, all provisions of the Agreement shall remain in full force and effect, unmodified.

EXECUTIVE	GRUBB & ELLIS COMPANY

/s/ Robert H. Osbrink	By:	/s/ Barry M. Barovick

Robert H. Osbrink	Name: Barry M. Barovick
Title: President and Chief Executive Officer

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

     This second Amendment to the Employment Agreement (“Amendment”) is entered into as of April 1, 2003 by and between Robert H. Osbrink (“Executive”) and Grubb & Ellis Company, a Delaware corporation (the “Company”). All capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement (as defined below).

     WHEREAS, an Employment Agreement was entered into between Executive and the Company dated December 12, 2001 (the “Agreement”); and

     WHEREAS, the Agreement was amended as of August 16, 2002; and

     WHEREAS, Executive and the Company desire to further amend the Agreement and modify certain of its terms.

     NOW THEREFORE, in consideration of each party’s undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1)	Compensation. Section 3(a) of the Agreement as amended shall be further amended in its entirety to read as follows:

a)	Base Salary. In consideration of Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Five Hundred Thousand Dollars ($500,000) per annum for the period from August 16, 2002 through December 31, 2002; Five Hundred Fifty Thousand Dollars ($550,000) per annum for the period from January 1, 2003 through April 15, 2003; Four Hundred Fifty Thousand Dollars ($450,000) per annum for the period beginning April 16, 2003 through December 31, 2003 and Five Hundred Fifty Thousand Dollars ($550,000) per annum for the remainder of the Term. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable in accordance with the Company’s payroll practices.

b)	Bonus Compensation: $125,0000 due 3-31-03 will be paid on or before 9-15-03.

2)	No Other Modifications. Except as modified above, all provisions of the Agreement as amended shall remain in full force and effect, unmodified.

Grubb & Ellis Company	EXECUTIVE

/s/ Beth Tartar	By:	/s/ Robert H. Osbrink

Beth Tartar		Name:	Robert H. Osbrink
SVP, HR

		Title:	EXP/Tran. Serv. Western Region

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